EXHIBIT 10.1(g)
                                                           FORM 10-K
                                        YEAR ENDED DECEMBER 31, 2000



                 SEVENTH AMENDMENT TO CREDIT AGREEMENT


          THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT, dated as of
March 20, 2001, amends and supplements the Credit Agreement dated as of September 24, 1997, as amended by the First Amendment to Credit Agreement dated as of July 21, 1998, the Second Amendment to Credit Agreement dated as of September 30, 1998, the Third Amendment to Credit Agreement dated as of April 20, 1999, the Fourth Amendment to Credit Agreement dated as of September 30, 1999, the Fifth Amendment to Credit Agreement dated as of March 14, 2000 and the Sixth Amendment to Credit Agreement dated as of September 8, 2000 (as so amended, the "Credit Agreement"), among BUCYRUS INTERNATIONAL, INC., a Delaware corporation (the "Company"), the financial institutions party thereto (the "Banks"), THE BANK OF NOVA SCOTIA, as documentation agent, and BANK ONE, WISCONSIN, as agent for the Banks and as letter of credit issuing bank.

                                RECITALS

          The Company, the Banks, the Documentation Agent and the Agent acknowledge the following:

          A. Pursuant to an Assignment and Assumption Agreement dated as of March 20, 2001 between Firstar Bank, National Association ("Firstar") and Marine Bank, Firstar assigned all of its rights and obligations under the Loan Documents to Marine Bank and, accordingly, Marine Bank has become, and Firstar is no longer, a "Bank" under the Loan Documents.

          B. The Company, the Banks, the Documentation Agent and the Agent desire to amend the Credit Agreement as set forth below.

                               AGREEMENTS

          In consideration of the promises and agreements set forth in the Credit Agreement, as amended hereby, the parties agree as follows:

               1. Definitions and References. Capitalized terms not defined herein have the meanings ascribed to them in the Credit Agreement. Upon the execution and delivery of this Seventh Amendment by all of the parties hereto and the satisfaction of the conditions set forth in section 3 below, all references to the Credit Agreement set forth in the Loan Documents shall mean the Credit Agreement as amended by this Seventh Amendment to Credit Agreement.

               2.   Amendments.

               (a) The table in the defined term "Applicable Margin" in Section 1.01 of the Credit Agreement is amended to read as follows:

          Ratio of Adjusted
          Funded Debt to       Base Rate Loan      LIBOR Rate Loan
          EBITDA               Applicable Margin   Applicable Margin

       Less than 2.75:1.0           0.25%               1.75%
       2.75:1.0 to 3.24:1.0         0.25%               2.00%
       3.25:1.0 to 3.49:1.0         0.25%               2.25%
       3.50:1.0 to 3.99:1.0         0.75%               2.50%
       4.00:1.0 to 4.49:1.0         0.75%               2.75%
       4.50:1.0 4.99:1.0            0.75%               3.00%
       5.00:1.0 to 5.49:1.0         0.85%               3.25%
       5.50:1.0 to 5.99:1.0         0.95%               3.50%
       6.00:1.0 or greater          1.05%               3.75%

               (b)  The defined term "Borrowing Base Amount" in
Section 1.01 of the Credit Agreement is amended by revising clause (f) and adding clauses (g) and (h) to read as follows:

     (f)  the 1997 Senior Note Interest Reserve; minus

     (g)  the Warranty Expense Reserve; minus

     (h)  the Volume Discount Offset.

               (c)  The defined term "Lease/Sublease Transaction" in
Section 1.01 of the Credit Agreement is amended to read as follows:

          "Lease/Sublease Transaction": means the series of related transactions pursuant to which (a) a Person other than an Affiliate (a "Specific Lessor") obtains a product manufactured by the Company or a Subsidiary, or a product of the type manufactured by the Company or a Subsidiary, by purchasing such product from the Company, an Affiliate or, in a transaction arranged by the Company or a Subsidiary, any other Person, (b) the Company or a Subsidiary leases that product from the Specific Lessor, (c) the Company or a Subsidiary subleases that product to another Person (other than an Affiliate) (the "Specific Customer") or enters into an agreement under which the Company or a Subsidiary will operate the product for the benefit of the Specific Customer and (d) the Company or Subsidiary assigns the sublease or other agreement with the Specific Customer to the Specific Lessor as security for the lease.

               (d)  Clause (a) of the defined term "Revolving
Termination Date" in Section 1.01 of the Credit Agreement is amended by deleting the date "July 3, 2001" and substituting the date "February 1, 2002" in its place.

               (e) The following defined terms are inserted, in appropriate alphabetical order, into Section 1.01 of the Credit
Agreement:

          "Volume Discount Offset" means the aggregate amount, as of each date of determination, of discounts for volume purchases provided by the Company to customers which have accrued with respect to, but not yet applied against, any of the assets of the Company which are included in the calculation of "Borrowing Base Amount", as determined in accordance with historical accounting practices of the Company.

          "Warranty Expense Reserve" means, on each date of determination, an amount equal to the warranty expense incurred by the Company and its consolidated Subsidiaries during the two preceding fiscal quarters divided by 13

               (f) The parenthetical in Section 8.06(c) of the Credit Agreement is amended to read as follows:

     (provided, however, that the Company may not pay such management fees to AIP during the period beginning March 1, 2000 and ending on the date this Agreement is terminated, all Letters of Credit have expired or terminated and all of the Obligations have been paid in full)

               (g) The last sentence of Section 8.10 of the Credit Agreement is amended to read as follows:

     For purposes of this subsection 8.10(d), a "Qualified Sublease" is a sublease to a Person (other than an Affiliate), or an agreement with a Person (other than an Affiliate) under which the product will be operated by the Company or a Subsidiary for the benefit of such Person, which (1) has a term not exceeding 10 years, (2) in the case of a sublease or agreement entered into after March 20, 2001, does not contain any provision under which in a default under the Credit Agreement or any other instrument evidencing Indebtedness of the Company or any Subsidiary causes a default under such sublease or agreement and (3) for purposes of establishing the minimum rental or other payment due, has an assumed residual value (expressed as a percentage of the product cost) not greater than 40% at any time during the first five years, 35% at any time during the sixth year, 30% at any time during the seventh year, 25% at any time during the eighth year, 20% at any time during the ninth year and 15% at any time during the tenth year.

               (h)  The following sentence is added at the end of
Section 8.10 of the Credit Agreement:

     For purposes of determining compliance with the limitations of subsection 8.10(d)(ii)[b], if the amount to be received by the Company or a Subsidiary under a Qualified Sublease is not scheduled, but is calculated based on production or some other formula, the parties shall use the minimum amount payable to the Company or Subsidiary under such Qualified Sublease for the applicable period (based on the assumption that there is no default under the Qualified Sublease; provided that if there is a default of the Company or a Subsidiary under the Qualified Sublease which, if not cured in the ordinary course of business, would permit the other party to cancel such Qualified Sublease, then the minimum amount payable shall be deemed to be $0).

               (i) Subsections (a) and (d) of Section 8.16 of the Credit Agreement are amended to read as follows:

             (a)  Adjusted Funded Debt to EBITDA Ratio.  The
     Company shall not permit the Adjusted Funded Debt to EBITDA Ratio, as of the end of any fiscal quarter, to exceed the applicable ratio set forth in the following table:

                 Fiscal Quarters
                     Ending                           Ratio
                 December 31, 2000                   6.40:1.0
                 March 31, 2001                      6.10:1.0
                 June 30, 2001                       5.90:1.0
                 September 30, 2001                  5.50:1.0
                 December 31, 2001
                  and thereafter                     5.30:1.0

             (d)  Net Worth.  The Company shall not permit Net
     Worth to be less than $150,000,000 as of the last day of any month.

               (j) Section 8.17 of the Credit Agreement is amended to read as follows:

          8.17 Capital Expenditures.   The Company shall not,
     and shall not permit any Subsidiary to, make any Capital Expenditure if, as a result thereof, a Default or Event of Default would exist or if the aggregate Capital Expenditures by the Company and its Subsidiaries would exceed
     (a) $5,000,000 during the fiscal year ending December 31, 2000, (b) $7,500,000 during the fiscal year ending
     December 31, 2001 or (c) $1,000,000 during the month of January 2002, plus, in each period, Capital Expenditures funded with the Net Proceeds of asset sales.

               (k) Exhibits C and G attached hereto shall replace their predecessors attached to the Credit Agreement.

          3. Condition to Effectiveness of Seventh Amendment. This Seventh Amendment shall become effective upon its execution and delivery by the Company, the Agent and all the Banks, receipt by the Agent, for the ratable account of the Banks, of the fee referred to in section 4 below and receipt by the Agent of a copy, certified by the Secretary or an Assistant Secretary of the Company, of resolutions adopted by the Board of Directors of the Company authorizing the execution and delivery of this Seventh Amendment, an incumbency certificate containing the true signatures of the officers of the Company authorized by such resolutions to execute this Seventh Amendment on behalf of the Company, evidence satisfactory to the Agent that the holder(s) of the AIP Senior Notes have contributed the accrued interest thereon as of the date of purchase to equity of the Company accompanied by a worksheet indicating how the Company shall account for such capital contribution and related reduction in accrued interest payable on its financial statements and such other documents and instruments as the Banks shall reasonable request relating to the transactions contemplated by this Seventh Amendment.

          4. Fee. The Company agrees to pay a fee of $375,000 to the Agent for the ratable account of the Banks. The Agent shall promptly distribute to each Bank such Bank's Pro Rata Share of such fee. Each Bank agrees that, if such Bank assigns, in whole or in part, its interest in its Loans and the Loan Documents under Section 11.08 of the Credit Agreement prior to February 1, 2002, such Bank shall, on the effective date of such assignment, rebate to the Agent (for distribution on a ratable basis to the remaining Banks which executed this Seventh Amendment) an amount equal to (a) the amount of the Commitment assigned by such Bank divided by the Commitment of such Bank on the date of this Seventh Amendment multiplied by (b) the number of days between the effective date of such assignment and February 1, 2002 divided by the number of days between the date of this Seventh Amendment and February 1, 2002 multiplied by (c) the fee paid to such Bank under this section. No rebate shall be paid in the event the Company refinances the Obligations with a replacement credit facility. Except as provided in this section, such fee shall be fully earned and nonrefundable.

          5. Representations and Warranties. The Company represents and warrants to the Agent and each Bank that:

               (a) The representations and warranties respecting the Company and its properties set forth in the Loan Documents to which the Company is a party are true and correct in all material respects after giving effect to this Seventh Amendment; and

               (b) No Default or Event of Default exists as of the date of this Seventh Amendment.

          6.   Miscellaneous.

               (a) The Company agrees to pay all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Agent in connection with this Seventh Amendment.

               (b) This Seventh Amendment shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

               (c) This Seventh Amendment may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.




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          7.   Full Force and Effect.  The Credit Agreement, as
amended hereby, remains in full force and effect.

                                BUCYRUS INTERNATIONAL, INC.

                                BY    /s/T. W. Sullivan
                                  Title:    President & COO

                                BANK ONE, WISCONSIN, as Agent,
                                Issuing Bank and a Bank

                                BY    /s/Mark P. Bruss
                                  Title:    First Vice President

                                THE BANK OF NOVA SCOTIA, as
                                Documentation Agent and a Bank

                                BY    /s/F.C.H. Ashby
                                  Title:    F.C.H. Ashby
                                       Senior Manager Loan Operations
                                MARINE BANK

                                BY    /s/William E. Shaw
                                  Title:    Senior Vice President

                                FLEET CAPITAL CORPORATION

                                BY    /s/Brian Conole
                                  Title:    Senior Vice President

                                LASALLE BANK NATIONAL
                                ASSOCIATION

                                BY    /s/James A. Meyer
                                  Title:    Senior Vice President

                                BANK OF SCOTLAND

                                BY    /s/Joseph Fratus
                                  Title:    Joseph Fratus
                                            Vice President



                CONSENT AND REAFFIRMATION OF GUARANTORS


          Each of the undersigned (a) consents to the execution and delivery of the Seventh Amendment to Credit Agreement by the Company, (b) reaffirms all of its obligations under the Subsidiary Guaranty dated as of September 24, 1997 (the "Subsidiary Guaranty") from the undersigned to and for the benefit of the "Benefited Parties" (as defined therein) and
(c) agrees that the Subsidiary Guaranty remains in full force and effect.

          Dated as of March 19, 2001.

                                MINSERCO, INC.

                                BY  /s/T. W. Sullivan
                                      Its   President & CEO


                                BOONVILLE MINING SERVICES, INC.

                                BY  /s/T. W. Sullivan
                                      Its   President & CEO